                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                                 The IT Group
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                              [The IT Group LOGO]

                              THE IT GROUP, INC.
                            2790 Mosside Boulevard
                     Monroeville, Pennsylvania 15146-2792

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

  The 1999 Annual Meeting of Stockholders (the "Annual Meeting") of The IT Group, Inc. (the "Company") will be held at The IT Group, Inc., located at 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792 on June 9, 1999, at 9:00 a.m. Eastern time, for the following purposes:

  1. To elect five (5) directors to hold office until the Annual Meeting of Stockholders in the year 2000 and until their successors are elected and qualified; and

  2. To transact such other business as may properly come before the Annual Meeting.

  Holders of record of the Company's Common Stock at the close of business on May 6, 1999 are entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) or postponement(s) thereof. A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, from May 28, 1999 until June 9, 1999 at the Company's executive offices located at 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792.

  Each stockholder is requested to sign and date the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. Any stockholder present at the Annual Meeting may withdraw the proxy and vote personally on each matter brought before the Annual Meeting.

                                          By Order of the Board of Directors,
                                          /s/ James G. Kirk

                                          James G. Kirk
                                          Secretary

May 20, 1999
Monroeville, Pennsylvania

                                 LOGO Recycled

                              THE IT GROUP, INC.
                            2790 Mosside Boulevard
                     Monroeville, Pennsylvania 15146-2792

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 9, 1999

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The IT Group, Inc., a Delaware corporation (the "Company"), for use at the 1999 Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. Eastern time, on Wednesday, June 9, 1999, at The IT Group, Inc., located at 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). It is anticipated that this Proxy Statement, together with the proxy and the 1999 Annual Report to Stockholders, will first be mailed to the Company's stockholders on or about May 20, 1999.

                             VOTING AT THE MEETING

  The close of business on May 6, 1999 has been fixed as the record date for determination of holders ("Stockholders") of the Company's Common Stock, $0.01 par value (the "Common Stock"), entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 22,710,133 shares of Common Stock. The presence, either in person or by proxy, of persons entitled to cast a majority of such votes constitutes a quorum for the transaction of business at the Annual Meeting.

  Stockholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting, subject to cumulative voting rights in the election of Common Stock Directors (see "Election of Directors"). With regard to the election of Common Stock Directors, votes may be cast in favor of or withheld from nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of Common Stock Directors. Abstentions on returned proxies are counted as shares present in the determination of whether the shares of stock represented at the Annual Meeting constitute a quorum. Each proposal is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (i) attending the Annual Meeting and voting in person, (ii) duly executing and delivering a proxy for the Annual Meeting bearing a later date or (iii) delivering written notice of revocation to the Secretary of the Company prior to use of the enclosed proxy at the Annual Meeting.

                             ELECTION OF DIRECTORS

Board of Directors

  At the 1996 Annual Meeting of Stockholders, stockholders approved a cash investment (the "Investment") of $45,000,000 in the Company by certain investors affiliated with The Carlyle Group (collectively, "Carlyle"), a private merchant bank headquartered in Washington, D.C. In consideration of its investment, Carlyle received 45,000 shares of newly issued Cumulative Convertible Participating Preferred Stock, par value $100 per share (the "Convertible Preferred Stock"), and warrants (the "Warrants") to purchase up to 1,250,000 shares of our Common Stock (at the current exercise price of $11.39 per share).

  Pursuant to the terms of the Investment agreements, Carlyle is entitled to elect a majority of our Board of Directors, until November 20, 2001, which date is five years from the consummation of the Investment (the "Five-Year Period"), provided that Carlyle continues to own at least 20% of the voting power of the Company. The Investment agreements also provide that the number of directors comprising our Board will be an odd number. A majority of the directors (the "Preferred Stock Directors") will be elected by the holders of the Convertible Preferred Stock acting by written consent and without a meeting of the Common Stock holders, and the remaining directors (the "Common Stock Directors") will be elected by the Common Stock holders. The Preferred Stock Directors serve for annual terms. The Investment agreements also provide that at least two of the directors elected by the holders of the Common Stock will have no employment or other relationship with us or Carlyle, other than their positions as directors of the Company. During the Five-Year Period, holders of the Convertible Preferred Stock will not participate in elections of the Common Stock Directors and the Preferred Stock Directors will not have the right to vote on the election of any director to fill a vacancy among the Common Stock Directors. At the end of the Five-Year Period, provided that Carlyle continues to own at least 20% of the voting power of the Company, holders of the Convertible Preferred Stock will be entitled to elect the largest number of directors which is a minority of the directors and to vote with the Common Stock holders (as a single class) on the election of the remaining directors. Additionally, the holders of the Convertible Preferred Stock, in the event they no longer have the right to elect at least a minority of the directors, will have the right (voting as a class with holders of our 7% Cumulative Convertible Exchangeable Preferred Stock, par value $100 per share, and any other parity stock) to elect two directors to the Board in the event we fail to make payment of dividends on the Convertible Preferred Stock for six dividend periods.

  Pursuant to an agreement of merger dated January 15, 1998 (the "OHM Merger Agreement"), the Company acquired OHM Corporation ("OHM") in a two-step transaction, comprised of a tender offer for 13,933,000 shares of OHM common stock, or 54% of the outstanding OHM stock, for $160,300,000 in cash, which was consummated on February 25, 1998, and a merger (the "OHM Merger") of an IT subsidiary into OHM on June 11, 1998. In the OHM Merger, the former OHM shareholders received IT common stock representing approximately 57% of the outstanding IT common stock and 45% of the voting power of IT, as well as cash in the aggregate amount of $30,800,000. Subsequent to the OHM Merger, holders of the Convertible Preferred Stock own approximately 21% (approximately 24% assuming exercise of the Carlyle Warrants) of the Company's voting power.

  At the Special Meeting of Shareholders held on June 11, 1998 (the "Special Meeting"), at which the OHM Merger was approved, the shareholders also voted to eliminate our classified Board of Directors system. Under that system, the Common Stock Directors served for three year terms which were staggered to provide for the election of approximately one-third of the Board members each year. As a result of the shareholders' vote to eliminate our classified Board of Directors system, the holders of the Common Stock are entitled to vote each year on the election of all Common Stock Directors.

  After the OHM Merger, pursuant to the OHM Merger Agreement, Richard W. Pogue and Charles W. Schmidt were appointed to the Board of Directors as Common Stock Directors. In connection with their appointment, the authorized number of directors (both Common and Preferred Stock Directors) was increased to nine
(9), with the Board consisting of five Preferred Stock Directors and four Common Stock Directors so that the Preferred Stock Directors continue to represent a majority of the Board of Directors. To allow for this change, one of the Common Stock Directors, E. Martin Gibson, resigned as such and was reappointed as a Preferred Stock Director.

  Pursuant to a Unanimous Written Consent of the Board of Directors of the Company dated as of May 14, 1999, all members of the Company's Board consented to increase the authorized number of Directors to eleven (11), and nominated Dr. Francis J. Harvey for election as an additional Common Stock Director. As noted, under the terms of the Company's Convertible Preferred Stock, Carlyle currently has the right to elect the smallest number of Directors that constitutes a majority of the Board of Directors. Therefore, Carlyle, which currently elects five (5) of the Company's nine (9) directors, has the right to elect a Director to fill one vacancy created by the expansion of the Board to eleven (11) directors. Carlyle advised the Company in writing that it did not presently intend to elect a sixth Preferred Stock Director, although it reserved its rights to do so at any time for any reason so long as it satisfied the ownership test described above. Accordingly, after the upcoming Annual Meeting, assuming Dr. Harvey's election, the Board of Directors of the Company will consist of ten (10) Directors, i.e., five (5) Preferred Stock Directors and five (5) Common Stock Directors, subject to Carlyle's right later to fill the one vacancy on the Board of Directors by electing an additional Preferred Stock Director.

  The names of the nominees for election as Common Stock Directors, who have been nominated by the Board of Directors, and the names of the Preferred Stock Directors, who are not subject to election by the Common Stock, are set forth in the following table. Should any nominee become unavailable to serve, the proxies solicited hereby may be voted for election of such other persons as shall be nominated by the Board of Directors.

                                                                Term to Director of the
Name                      Age         Current Position          Expire  IT Group Since
----                      --- --------------------------------- ------- ---------------
Nominees for term expiring in 2000:

Anthony J. DeLuca (1)...   52 Director, Chief Executive Officer  1999        1996
                              and President

Francis J. Harvey.......   55 --                                  --          --

James C. McGill (3).....   55 Director                           1999        1990

Richard W. Pogue (3)....   71 Director                           1999        1998

Charles W. Schmidt (2)..   71 Director                           1999        1998

Preferred Stock Directors:

Daniel A. D'Aniello        52 Director and Chairman of the       1999        1996
 (1)(2)(4)..............      Board (non-officer position)

Philip B. Dolan            41 Director                           1999        1996
 (1)(2)(4)..............

E. Martin Gibson (3)(4).   61 Director                           1999        1994

Robert F. Pugliese         66 Director                           1999        1996
 (3)(4).................

James David Watkins        72 Director                           1999        1996
 (2)(4).................

--------
(1)  Member of Executive Committee

(2)  Member of Compensation Committee.

(3)  Member of Audit Committee.

(4) The Preferred Stock Directors serve for annual terms. The holders of the Convertible Preferred Stock have indicated to the Company their intention to reelect, on or before the date of the Annual Meeting, Mr. D'Aniello, Mr. Dolan, Mr. Gibson, Admiral Watkins, and Mr. Pugliese each to serve an annual term to expire in 2000.

Background of the Nominees and Preferred Stock Directors:

  Mr. D'Aniello has been a Managing Director for Carlyle since 1987. Mr. D'Aniello was Vice President, Finance and Development for Marriott Corporation, a hospitality company, from 1981 to 1987. He currently serves on the Board of Directors for GTS Duratek, Inc., an environmental services company, Baker & Taylor, Inc., a wholesale distributor of books, and PRA International, Inc. Mr. D'Aniello is Chairman of GTS Duratek, Inc. and Vice Chairman of Baker & Taylor, Inc.

  Mr. DeLuca was named Chief Executive Officer and President on July 22, 1997 and President and Acting Chief Executive Officer and a Director as of July 1, 1996. Prior thereto, Mr. DeLuca had been Senior Vice

President and Chief Financial Officer of the IT Group since March 1990. Before joining us Mr. DeLuca had been a senior partner at the public accounting firm Ernst & Young LLP.

  Mr. Dolan has been a Principal for Carlyle since 1998. Prior thereto, he was a Vice President for Carlyle from 1989. He also serves on the Board of Directors of Baker & Taylor, Inc. Prior to joining Carlyle, Mr. Dolan was an investment analyst and fund manager with the Trust Division of the Mercantile-Safe Deposit and Trust Company and was engaged in management consulting and practiced public accounting with Seidman & Seidman. Mr. Dolan is a Certified Public Accountant.

  Mr. Gibson served as Chairman of the Board of Directors, a non-officer, non-employee position, from April 6, 1995 until his resignation as Chairman upon completion of the Investment. From 1990 until December 1994, Mr. Gibson served as Chairman of Corning Life Sciences, Inc., a subsidiary of Corning Incorporated. Mr. Gibson served in various other senior management capacities with Corning Incorporated during his 32 year career there, including as a Senior Vice President and General Manager of Corning Medical and Scientific Division from 1980 until 1983, and as Group President of Corning Consumer Products and Laboratory Sciences from 1983 until 1990. From 1983 to 1994, Mr. Gibson served on the Board of Directors of Corning Incorporated. Mr. Gibson also serves on the Boards of Directors of Hardinge, Inc., NovaCare, Inc. and Primerica, Inc.

  Dr. Harvey is a management consultant. He served Westinghouse Corporation for 28 years, most recently as the Chief Operating Officer of Westinghouse's Industries and Technology Group in 1996-1997. Dr. Harvey has also served as the President of Westinghouse's Electronic Systems Group from 1995 to 1996, President of its Government and Environmental Services Company from 1994 to 1995, and as its Vice President of Science and Technology from 1993 to 1994. Dr. Harvey was chosen as a White House Fellow and served as Special Assistant to the Secretary of Defense from 1978 to 1979. Dr. Harvey also serves on the Boards of GTS Duratek, Inc. and Powerize.com, and Timoline Corp.

  Mr. McGill is currently, and has been for at least five years, a private investor. He served as Chairman of McGill Environmental Systems, Inc. from 1970 to 1987. Mr. McGill serves on the Board of Trustees of the University of Tulsa and on the Boards of Directors of two private corporations that are engaged in venture capital and health exercise equipment businesses.

  Mr. Pogue is a consultant with Dix & Eaton, a public relations firm. Effective June 30, 1994, Mr. Pogue retired as Senior Partner of the law firm of Jones, Day, Reavis & Pogue, Cleveland, Ohio, of which he had been a partner since 1961. Mr. Pogue is also a Director of Continental Airlines, Inc., Derlan Industries Limited, M.A. Hanna Company, KeyCorp, LAI Worldwide, Inc., Rotek Incorporated and TRW Inc. Mr. Pogue was a Director of OHM for 12 years prior to the OHM Merger.

  Mr. Pugliese has been Special Counsel to Eckert Seamans Cherin & Mellott since 1993. Mr. Pugliese was Executive Vice President, Legal and Corporate Affairs for Westinghouse Electric Corporation and served as General Counsel from 1976 to 1992. Mr. Pugliese is a member of the Association of General Counsel. Mr. Pugliese has served as Secretary to the Board of Directors of Westinghouse Electric Corporation and Chairman of the Board of Trustees at the University of Scranton, and served as a Director of OCWEN Asset Investment Corporation and St. Clair Memorial Hospital.

  Mr. Schmidt retired in January 1991 as Senior Vice President, External Affairs of Raytheon Company, a broadly diversified manufacturer of industrial and consumer products, and was formerly President and Chief Executive Officer of SCA Services, Inc., a company that provided waste management-related services and previously was President and Chief Executive Officer of S.D. Warren Company, a division of Scott Paper Company. Mr. Schmidt also serves as a trustee of the Massachusetts Financial Services Family of Mutual Funds and is a Director of Mohawk Paper Company. Mr. Schmidt was a Director of OHM for 12 years prior to the OHM Merger.

  Admiral Watkins has been the President of the Joint Oceanographic Institutions, Inc. since 1993 and President of Consortium Oceanographic Research and Education since 1994. Admiral Watkins was Secretary of Energy of the United States from 1989 to 1993. Prior to his appointment as Secretary of Energy, the Admiral served as Director of Philadelphia Electric Company and VESTAR, Inc. (a pharmaceutical company), and was a consultant to the Carnegie Corporation of New York. From 1982 to 1986, he served as the Chief of Naval Operations, capping a career spanning nearly four decades. Admiral Watkins was also appointed to chair the Presidential Commission on AIDS from 1987 to 1988. He was a Trustee of the Carnegie Corporation of New York from 1993 to 1998. Admiral Watkins currently serves as a Director of Edison International and GTS Duratek, Inc. and as Chairman of Eurotech, Ltd.

Meetings of the Board of Directors and Committees

  During the period March 27, 1998 through December 25, 1998, the end of the Company's last fiscal year, the Company's Board of Directors held five meetings. During such fiscal year, each director attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the period that he served).

  The Company's Executive Committee held two meetings during the period from March 27, 1998 through December 25, 1998. The Executive Committee manages the business and affairs of the Company between regularly scheduled Board Meetings.

  The Company's Audit Committee held three meetings from March 27, 1998 through December 25, 1998. The Audit Committee makes recommendations to the Board of Directors concerning the selection of the Company's independent auditors and reviews with the independent auditors the scope and results of the annual audit.

  The Company's Compensation Committee held five meetings from March 27, 1998 through December 25, 1998. The Compensation Committee reviews salaries, bonuses and other aspects of executive compensation and administers the Company's 1996 Stock Incentive Plan, which was approved by stockholders at the 1996 Annual Meeting of Stockholders.

Compensation of Directors

  Retainer Fees. Non-employee directors each receive compensation of approximately $35,000 per calendar year, consisting of a retainer fee of $6,000 per quarter and a board meeting fee of $2,750 for each board meeting attended (no additional compensation is given for attendance at committee meetings). Directors' compensation may be paid in cash and/or stock as determined by the Executive Committee. Payments on account of directors fees earned by Messrs. D'Aniello and Dolan are paid directly to Carlyle.

  Chairman of the Board. The Chairman of the Board of Directors serves as a member or ex-officio member of all committees of the Board and is required to spend significant time on Company matters. The chairmanship is a non-officer, non-employee position. Upon completion of the Investment, Carlyle named one of the Preferred Stock Directors, Mr. Daniel A. D'Aniello, Chairman of the Board. Mr. D'Aniello is compensated for his services at the rate of $120,000 per calendar year, in lieu of the non-employee director fees described above. Mr. D'Aniello receives the same compensation the previous chairman, Mr. E. Martin Gibson, received.

  Stock Options. At the 1996 Annual Meeting, Stockholders approved the 1996 Stock Inventive Plan (the "1996 Plan"). The purpose of the 1996 Plan is to enable the Company and its subsidiaries to attract, retain and motivate employees by providing for or increasing their proprietary interests in the Company, and to attract non-employee directors and further align their interests with those of the stockholders by providing for or increasing their proprietary interests in the Company. Every employee of the Company or any of its subsidiaries is eligible to be considered for the grant of awards under the 1996 Plan.

  Prior to the Special Meeting, the maximum number of shares of Common Stock that could be issued pursuant to awards granted under the 1996 Plan was 639,357; and on April 1 of each of the years 1999, 2000 and 2001, such maximum number was to be increased by a number equal to 2% of the number of shares of Common Stock issued and outstanding on each of such dates. At the Special Meeting, stockholders approved amendments to the plan to provide for a one-time increase equal to 2% of the shares of Common Stock issued in the Merger, and to change the date of occurrence of the remaining scheduled annual increases from April 1 of each such year to the first business day of each fiscal year of the Company through 2001, in accordance with the previously announced change to the last Friday in December as the end of the Company's fiscal year. With this 2% one-time increase, the maximum number of shares authorized for issuance under the 1996 Plan is 878,240.

  The 1996 Plan is administered by the Compensation Committee of the Board (the "Committee"). Subject to the provisions of the 1996 Plan, the Committee has full and final authority to adopt, amend and rescind rules and regulations relating to the 1996 Plan, select the employees to whom awards will be granted thereunder, to grant such awards, and to determine the terms and conditions of such awards and the number of shares to be issued pursuant thereto.

  Pursuant to the terms of the 1996 Plan, grants of stock options to non-employee directors are within the discretion of the Compensation Committee, and since the approval of the 1996 Plan at the 1996 Annual Meeting of Stockholders, no grants have been made to non-employee directors.

  Pursuant to the OHM merger agreement, each holder of an option to purchase a share of OHM Common Stock (each an "OHM Option") granted under OHM's 1986 Stock Option Plan, the Directors Deferred Fee Plan, the Incentive Stock Plan and the Nonqualified Stock Option Plan for Directors (collectively, the "OHM Stock Plans") was required to elect the treatment of their OHM Options under the provisions of the OHM merger agreement. OHM Option holders were permitted to elect that each OHM Option, be converted into the right to receive cash consideration equal to the product of (x) (1) the excess of $11.50 over (2) the exercise price per share subject to such OHM Option and (y) the number of shares subject to such OHM Option, or that, at the effective time of the merger, each OHM Option would be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such OHM Option, a number of shares of Common Stock equivalent to the number of shares of OHM Common Stock that could have been purchased immediately prior to the effective time under such OHM Option multiplied by 1.394 shares of OHM Common Stock for each share of Common Stock (the "Exchange Ratio") rounded up to the nearest whole number of shares of Common Stock), at a price per share of Common Stock (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the Shares otherwise purchasable pursuant to such OHM Option divided by (z) the Exchange Ratio; provided, however, that in the case of any OHM Option to which Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") applied, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option would be determined in accordance with the foregoing, subject to such adjustments necessary in order to satisfy the requirements of Section 424(a) of the Code. Pursuant to the OHM merger agreement, the Company assumed each OHM Option to which this second election applied in accordance with the terms of the OHM Stock Plans under which such OHM Option was issued and the stock option agreement by which it was evidenced. Holders of OHM Options with respect to 188,038 shares of OHM Common Stock (convertible into 262,126 shares of Company Common Stock) chose the second election.

  Retirement Plan. Prior to the consummation of the Investment, the Company maintained a retirement plan for non-employee directors and under certain circumstances directors who met the plan's length of service requirements were entitled to an accelerated lump sum payment upon a change of control such as the change of control resulting from the Investment. In connection with the Investment, however, each of the then non-employee directors of the Company acknowledged and agreed to a modification of the right to receive the accelerated lump sum payment. The payments to be received by non-employee directors pursuant to the amended plan are significantly less than the lump sum payments that were waived. Pursuant to the plan, as amended, Mr. Gibson is to receive $16,000 in annual benefits, for a total of $80,000, and Mr. McGill is to receive $40,000 in annual benefits, for a total of $200,000, payable in monthly installments over five years, on account of their service as directors prior to the Investment.

                        BENEFICIAL OWNERSHIP OF SHARES

  The following table sets forth information as of May 3, 1999 with respect to beneficial ownership of (a) Common Stock, (b) Depositary Shares, each representing 1/100 of a share of 7% Preferred Stock (the Depositary Shares),
(c) Convertible Preferred Stock and (d) the Warrants, by (w) each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock (based solely on information contained in Schedules 13D, -G, or - F filed by such persons and delivered to the Company), Depositary Shares, Convertible Preferred Stock or Warrants, (x) each director of the Company, (y) the executive officers of the Company and (z) all directors and persons serving as executive officers of the Company as a group.

                           Amount and                   Amount and                 Amount and     Percent of
                           Nature of       Percent of   Nature of    Percent of     Nature of    Convertible
                           Beneficial        Common     Beneficial   Depositary    Beneficial     Preferred
                          Ownership of       Stock     Ownership of    Shares     Ownership of      Stock
                             Common       Beneficially  Depositary  Beneficially   Convertible   Beneficially
Name                      Stock (1)(2)     Owned (2)      Shares       Owned     Preferred Stock    Owned
----                      ------------    ------------ ------------ ------------ --------------- ------------
TCG Holdings, L.L.C.....   6,556,061(3)      22.40%                                  41,263         89.52%
Carlyle Investment
 Management, L.L.C......     766,954(4)       3.27%                                   4,832         10.48%
Brahman Capital Corp. et
 al.....................   2,939,492(5)      13.01%
T. Rowe Price
 Associates, Inc.(6)....   1,493,311          6.60%
Dimension Fund
 Advisors(7)............   1,239,915          5.49%
Baron Capital Group,
 Inc.(8)................   1,200,000          5.31%
Daniel A. D'Aniello(9)..           0           --
Philip B. Dolan(9)......           0           --
E. Martin Gibson........      12,226             *        5,000           *
James C. McGill(10).....      20,713             *        1,000           *
Robert F. Pugliese......       2,966             *
James D. Watkins........       2,966             *
Anthony J. DeLuca.......     187,679             *
David L. Backus.........      14,207             *
James G. Kirk...........       2,624             *
James R. Mahoney........      84,894             *
Richard W. Pogue........      69,841(11)         *
Raymond J. Pompe........      73,919             *
Charles W. Schmidt......      15,940             *
Philip O. Strawbridge...     173,195             *
All directors and
 executive officers as a
 group (14 persons)(12).     661,170          2.82%

--------
*Less than 1%

(1) The number of shares of Common Stock beneficially owned includes shares of Common Stock in which the persons set forth in the table have either investment or voting power. Unless otherwise indicated, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power, subject to community property laws where applicable. The number of shares beneficially owned also includes shares that the following individuals have the right to acquire within 60 days of May 3, 1999 upon exercise of stock options (and conversion of Depositary Shares in the case of Messrs. Gibson and McGill) in the following amounts: (i) 6,875 shares upon exercise of options and 5,351 shares upon conversion of the Depositary Shares as to Mr. Gibson, (ii) 1,875 shares upon exercise of options and 1,070 shares upon conversion of the Depositary Shares as to Mr. McGill, (iii) 55,760 shares as to Mr. Pogue, (iv) 13,940 shares as to Mr. Schmidt, (v) 38,834 shares as to Mr. DeLuca, (vi) 35,693 shares as to Mr. Mahoney, (vii) 20,355 shares as to Mr. Pompe, (viii) 2,624 shares as to Mr. Kirk, and (ix) 136,565 shares as to Mr. Strawbridge.

(2) For the purposes of determining the number of shares of Common Stock beneficially owned, as well as the percentage of outstanding Common Stock held, by each person or group set forth in the table, the number of such shares is divided by the sum of the number of outstanding shares of Common Stock on May 3, 1999 plus (i) the number of shares of Common Stock subject to options exercisable currently or within 60 days of May 3, 1999 by such person or group, (ii) shares of Common Stock into which persons who hold Depositary Shares or Convertible Preferred Stock may convert such security (or otherwise obtain Common Stock), and/or receive Common Stock upon exercise of Warrants, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (Rule 13d-3(d)(1)). Depositary Shares may be converted at any time into Common Stock at the ratio of 1.0702 shares of Common Stock for each Depositary Share. The Convertible Preferred Stock may be converted at any time into Common Stock at the ratio of 131.75 shares of Common Stock for each share of Convertible Preferred Stock (reflecting a conversion price of $7.59 per share of Convertible Preferred Stock).

(3) Represents shares of Common Stock issuable upon conversion of all shares of Convertible Preferred Stock and exercise of all Carlyle Warrants held by certain limited partnerships controlled by TCG Holdings, L.L.C., a Delaware limited liability company ("TCG Holdings"), as set forth in more detail in the following sentence. The cumulative TCG Holdings ownership figure represents (i) 1,826,339 shares beneficially owned by Carlyle Partners II, L.P., a Delaware limited partnership ("CPII"), (ii) 82,936 shares beneficially owned by Carlyle Partners III, L.P., a Delaware limited partnership ("CPIII"), (iii) 1,530,275 shares beneficially owned by Carlyle International Partners II, L.P., a Cayman Islands limited partnership ("CIPII"), (iv) 82,095 shares beneficially owned by Carlyle International Partners III, L.P., a Cayman Islands limited partnership ("CIPIII"), (v) 344,474 shares beneficially owned by C/S International Partners, a Cayman Islands partnership ("C/SIP"), (vi) 1,907 shares beneficially owned by Carlyle Investment Group, L.P., a Delaware limited partnership ("CIG"), (vii) 2,407,370 shares beneficially owned by Carlyle-IT International Partners, L.P., a Cayman Islands limited partnership ("CITIP"), (viii) 80,818 shares beneficially owned by Carlyle-IT International Partners II, L.P., a Cayman Islands limited partnership ("CITIPII"), and (ix) 199,847 shares beneficially owned by Carlyle-IT Partners, L.P., a Delaware limited partnership ("CITP"). TC Group, L.L.C., a Delaware limited liability company ("TC Group"), may be deemed to be the beneficial owner of 6,556,061 shares of ITC Common Stock as the general partner of CPII, CPIII, CIG, and CITP, and as the managing general partner of CIPII, CIPIII, C/SIP, CITIP and CITIPII. TCG Holdings, as a member holding a controlling interest in TC Group, may be deemed to share all rights herein described belonging to TC Group. Furthermore, because certain managing members of TCG Holdings are also managing members of Carlyle Investment Management, L.L.C., a Delaware limited liability company ("CIM"), TCG Holdings may be deemed the beneficial owner of the shares of Common Stock controlled by CIM (see footnote 4 below). The principal business address of TC Group and TCG Holdings is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington DC 20004. The principal business address of CPII, CPIII, CIG, CITP and CIM is Delaware Trust Building, 900 Market Street, Suite 200, Wilmington, Delaware 19801. The principal business address of CIPII, CIPIII, C/SIP, CITIP and CITIPII is Coutts & Co., P.O. Box 707, Cayman Islands, British West Indies.

(4) Represents shares of Common Stock issuable upon conversion of all shares of Convertible Preferred Stock and exercise of all Carlyle Warrants held by the State Board of Administration of the State of Florida over which CIM holds sole voting and disposition power. Because certain managing members of TCG Holdings are also managing members of CIM, CIM may be deemed to be the beneficial owner of the shares of Common Stock controlled by TCG Holdings (see footnote 3 above).

(5) Such information is derived solely from a Schedule 13G (Amendment No. 1) filed by the Brahman Stockholders, which is comprised of the entities listed in the following sentence (filing as joint filers), with the SEC dated February 12, 1999. The Brahman Stockholders' cumulative ownership represents (i) 469,042 shares with respect to which Brahman Partners II, L.P. has shared power to vote or direct the vote and shared power to dispose or direct the disposition, (ii) 1,052,641 shares with respect to which Brahman Institutional Partners, L.P. has shared power to vote or direct the vote and shared power to dispose or direct the disposition,
     (iii) 1,214,219 shares with respect to which BY Partners, L.P. has shared power to vote or direct the vote and shared power to dispose or direct the disposition, (iv) 2,735,902 shares with respect to which Brahman Management, L.L.C. has shared power to vote or direct the vote and shared power to dispose or direct the disposition, (v) 1,273,509 shares with respect to which Brahman Capital Corp. has shared power to vote or direct the vote and shared power to dispose or direct the disposition (which position includes shares owned by Brahman Partners II Offshore, Ltd), and (vi) 2,795,192 shares with respect to which each of Peter A. Hochfelder, Robert J. Sobel, and Mitchell
     A. Kuflik have shared power to vote or direct the vote and shared power to dispose or direct the disposition. The Brahman Stockholders further report in such Schedule 13G that (i) none of the above named entities individually has the sole power to vote or direct the vote or to dispose or direct the disposition of the shares it beneficially owns, (ii) but that Brahman Management, as the sole general partner of Brahman Partners II, L.P., BY Partners, L.P. and Brahman Institutional Partners, L.P., has the power to vote and dispose of the shares owned by each of Brahman Partners II, L.P., BY Partners, L.P. and Brahman Institutional Partners, L.P., and (iii) further that Brahman Capital Corp., pursuant to investment advisory contracts and arrangements, has the power to vote and dispose of the shares owned by BY Partners, L.P. and Brahman Partners II Offshore, Ltd., a Cayman Islands exempted company. The address of Brahman Capital Corp and the affiliated reporting persons is 277 Park Avenue, 26th Floor, New York, New York 10172 except in the case of Brahman Partners II Offshore, Ltd., the address of which is c/o Citco, N.V. Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles.

(6) Such information is based solely from a Schedule 13G filed by T. Rowe Price Associates (Price) with the SEC dated February 12, 1999. Price's ownership represents (i) 1,328,000 shares which Price owns directly and
     (ii) 165,911 shares deemed outstanding and owned directly subject to warrants and conversion privileges. Further, of the 1,493,911 share Price holds, it has sole power to vote or direct the vote of 271,300 shares. These securities are owned by various individual and institutional investors which Price serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price is deemed to be a beneficial owner of such securities; however, Price expressly disclaims that it is, in fact, the beneficial owner of such securities. Price's address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(7) Such information is derived solely from a Schedule 13G filed by Dimension Fund Advisors, Inc. (Dimension) with the SEC dated February 11, 1999. Dimension reports that it is an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940, and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the Portfolios.) In its role as investment advisor and investment manager, Dimension possesses both voting and investment power over the securities of the Company described that are owned by the Portfolios. All securities reported in this schedule are owned by the portfolios, and Dimension disclaims beneficial ownership of such securities. Dimension further reports that none of its advisory clients, to its knowledge, owns more than 5% of the class. Dimension disclaims beneficial ownership of all such securities. Dimension's address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(8) Such information is derived solely from a Schedule 13G filed by the Baron Shareholders, which is composed of the entities listed in the following sentence (filing as joint filers), with the SEC dated June 4, 1998. The Baron Stockholders is comprised of Baron Capital Group, Inc. (BCG),
     Bamco, Inc. (BAMCO), Baron Small Cap Fund (BSC), Baron Asset Fund (BAF), and Ronald Baron. The Baron Stockholders report in such Schedule 13G that
     (i) BCG, BAMCO, BSC and Ronald Baron have the shared power to vote or direct the vote of 1,200,000 shares of Common Stock; (ii) BCG, BAMCO, BAF and Ronald Baron have shared power to dispose of or direct the disposition of 1,200,000 shares of Common Stock, but that none of BCG, BAMCO, BSC, or Ronald Baron have the sole power to vote or direct the vote of or the sole power to dispose or to direct the disposition of, any Common Stock. BAMCO is a subsidiary of BCG. BSC is an investment advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory client thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO disclaims beneficial ownership of shares held by its investment advisory clients to the extent such shares are held by persons other than BAMCO and its affiliates. The address of Baron Capital Group, Inc. and the affiliated reporting persons is 767 Fifth Avenue, 24th Floor, New York, New York 10153.

(9) Mr. D'Aniello is a Managing Member of TCG Holdings. Mr. D'Aniello's interest in TCG Holdings is not controlling and thus Mr. D'Aniello expressly disclaims any beneficial ownership in the shares of Company Common Stock beneficially owned by TCG Holdings. Mr. Dolan is an employee of The Carlyle Group and holds no economic interest in either TC Group or TCG Holdings, and as such expressly disclaims any beneficial ownership in the shares of Company Common Stock beneficially owned by any of such entities.

(10) Includes 1,000 shares of Common Stock and 1,000 Depositary Shares (convertible into 1,070 shares of Common Stock) owned by Mr. McGill's wife, as to which Mr. McGill has no voting or dispositive power, and 1,250 shares owned by a revocable living trust maintained by Mr. McGill. Mr. McGill disclaims beneficial ownership of all such shares. Also includes 1,875 shares that may be purchased upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of May 3, 1999.

(11) Includes 1,081 shares of Common Stock owned by a revocable trust for Mr. Pogue's wife with respect to which Mr. Pogue is a trustee. Mr. Pogue disclaims beneficial ownership of all such shares.

(12) Includes 312,521 shares of Common Stock that may be purchased upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of May 3, 1999 and 6,000 Depositary Shares (convertible into 6,421 shares of Common Stock).

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth the annual, long-term compensation and other compensation for services in all capacities to the Company for calendar year ("CY") 1998 and fiscal years ("FY") ended March 27, 1998 and March 28, 1997 with respect to the Chief Executive Officer and the four most highly compensated executive officers, other than the Chief Executive Officer, as of December 25, 1998 (the "Named Officers").

                                                                                  Long-Term
                                      Annual Compensation                        Compensation
                                     ---------------------                 ------------------------
                                                                                    Awards
                                                                Other      Restricted  Securities    All Other
                                                               Annual        Stock     Underlying   Compensation
Name and Principal Position   Year   Salary($) Bonus($)(1) Compensation(3) Awards($)  Options(#)(4)   ($) (5)
---------------------------  ------- --------- ----------- --------------- ---------- ------------- ------------
Anthony J. DeLuca.......     CY 1998 $378,462   $300,000         --         $ --         43,782      $   95,481
Chief Executive Officer      FY 1998 $320,000   $170,000         --           --              0         248,250
and President                FY 1997 $307,981    $50,000         --           --         26,333          37,614
Raymond J. Pompe........     CY 1998 $275,960   $110,000         --           --         18,286      $   31,474
Senior Vice President,       FY 1998 $265,000   $106,000         --           --              0          29,473
Engineering &
 Construction                FY 1997 $248,075   $ 26,500         --           --         16,417          18,270
James R. Mahoney........     CY 1998 $260,000   $ 66,812       $55,814        --          8,052      $  221,078
Senior Vice President,       FY 1998 $260,000   $ 47,383       $40,681        --              0         143,687
Consulting & Ventures        FY 1997 $260,000   $ 26,000         --           --         16,333          27,060
James G. Kirk...........     CY 1998 $164,385   $ 55,000         --           --          5,000      $   12,111
Vice President,              FY 1998 $160,000   $ 36,074         --           --              0          10,863
General Counsel &
 Secretary                   FY 1997 $150,625   $ 10,000         --           --          4,667           8,352
Philip O. Strawbridge
 (6)....................     CY 1998 $263,567   $110,000         --           --         23,166      $1,612,191
Sr. Vice President and       FY 1997 $262,376   $144,600         --           --         75,000         109,817
Chief Administrative
 Officer                     FY 1996 $187,321   $      0         --         $108,875     22,967          47,305

--------
(1) On June 9, 1998, the Company elected to convert from a fiscal year ending on the last Friday in March to a fiscal year ending on the last Friday in December. The compensation reported for the Named Officers for CY 1998 represents remuneration paid during the twelve month period commencing January 1, 1998 and ending December 31, 1998. The compensation reported for FY 1998 for Messrs. DeLuca, Pompe, Mahoney and Kirk represents remuneration paid during the period commencing March 29, 1997 and ending March 27, 1998. The compensation reported for FY 1997 for Mr. Strawbridge represents remuneration paid during the period commencing January 1, 1997 and ending December 31, 1997, which corresponds to the OHM Corporation 1997 fiscal year. The compensation reported for FY 1997 for Messrs. DeLuca, Pompe, Mahoney and Kirk represents remuneration paid during the period commencing March 29, 1996 and ending March 28, 1997. The compensation reported for FY 1996 for Mr. Strawbridge represents remuneration for the period January 1, 1996 and ending December 31, 1996, which corresponds to the OHM Corporation 1996 fiscal year.

(2) Bonus amounts are reported in the fiscal year they are earned or accrued, even though some or all of the actual cash payment may be made in the next fiscal year. For FY 1997, each Named Officer, with the exception of Mr. Strawbridge who was not employed by the Company and therefore did not participate in the Company's FY 1997 management incentive plan, who received a "Bonus" also received a grant of stock options in FY 1998 for achieving the performance objectives set forth in the 1997 Management Incentive Plan. Such stock options are reported in this table under Securities Underlying Options in 1997.

(3) The dollar value of perquisites and other personal benefits, if any, for each of the Named Officers except Mr. Mahoney was less than reporting thresholds established by the SEC. Mr. Mahoney received tax reimbursement for relocation expenses reported under "Other Annual Compensation" of $33,183 in CY 1998 and $17,022 in FY 1998.

(4) During 1998, stock options were awarded which vest in 25% increments over four years beginning one year from the date of grant, expire ten years after the date of grant, and were issued at an exercise price equal to fair market value of the Common Stock on date of grant. The number of option shares so issued to the Named Officers in 1998 are as follows: Mr. DeLuca 25,000; Mr. Mahoney 5,000; Mr. Pompe 15,000; Mr. Strawbridge 18,500; and Mr. Kirk 5,000. Also during 1998, stock options were awarded which vest at 100% four years after date of grant, expire five years after date of grant and were issued at an exercise price equal to fair market value of the Common Stock on date of grant. These options will vest on an accelerated basis as follows: 50% will vest if the Common Stock price averages $13.50 for a period of 90 consecutive days, and 50% will vest if the common stock price averages $16.50 for a period of 90 consecutive days. The number of option shares so issued to the Named Officers in 1998 are as follows: Mr. DeLuca 18,782; Mr. Mahoney 3,052; Mr. Pompe 3,286; and Mr. Strawbridge 4,666. For FY 1997, each Named Officer, with the exception of Mr. Strawbridge who was not employed by the Company and therefore did not participate in the Company's FY 1997 Management Incentive Plan, who received a "Bonus" also received a grant of non-qualified stock options in fiscal year 1998 for achieving the performance objectives set forth in the 1997 Management Incentive Plan. The options vest in 25% increments over four years beginning one year from the date of grant, expire ten years after the date of grant and were issued at an exercise price equal to the fair market value of the Common Stock on the date of grant. The number of option shares so granted to the Named Officers in FY 1998 was as follows:
    Mr. DeLuca, 8,333 shares; Mr. Mahoney, 4,333 shares; Mr. Pompe, 4,417 shares; and Mr. Kirk, 1,667 shares.

(5) For CY 1998, the amounts shown for Messrs. DeLuca, Pompe, Mahoney, Strawbridge (IT and OHM combined) and Kirk represent $9,008; $13,719; $8,331; $1,017 and $908 respectively of life insurance premiums in excess of $50,000. Although required to be reported as income, the Named Officers, as do all salaried employees, pay the cost of all life insurance premiums for life insurance coverage in excess of one times their salary. In addition, the amounts shown include: the Company's contribution to the Company's Retirement Plan, a defined contribution plan, for the Company's fixed and 401(k) Company matching contributions for Messrs. DeLuca, Pompe, Mahoney, Strawbridge (IT and OHM combined) and Kirk in the amounts of $6,877; $8,000; $7,485; $8,793; and $7,946 respectively; the Company's contribution to the Company's Restoration Plan, a non-qualified supplemental retirement plan, to Messrs. DeLuca, Pompe, Mahoney, Strawbridge and Kirk in the amounts of $16,059; $9,755; $7,000; $874 and $2,902 respectively; partial forgiveness of the principal on a relocation loan to purchase a residence of $5,000 and $10,000 for Messrs. DeLuca and Mahoney respectively; accrued but unused paid time off of $26,346 for Mr. DeLuca; reimbursed relocation expenses of $26,554, $178,204 and $2,666 for Messrs. DeLuca, Mahoney and Strawbridge respectively; imputed interest on relocation loans of $5,637 and $7,099 for Messrs. DeLuca and Mahoney respectively; earnings on voluntary deferred compensation of $2,959 for Mr. Mahoney; and severance and other entitled payments paid by OHM under the OHM merger agreement of $1,598,842 to Mr. Strawbridge. For FY 1998, the amounts shown for Messrs. DeLuca, Mahoney, Pompe and Kirk represent $7,507, $6,943, $11,433 and $165 respectively, of life insurance premiums in excess of $50,000. Although required to be reported as income, the Named Officers, as do all salaried employees, pay the cost for all life insurance premiums for coverage in excess of one times their salary in calendar years 1998 and 1997 and one and one-half times their salary in calendar year 1996. In addition, the amounts shown include: the Company's contribution to the Company's Retirement Plan, a defined contribution plan, for the Company's fixed and 401(k) Company matching contributions for Messrs. DeLuca, Mahoney, Pompe and Kirk in the amounts of $4,800, $7,908, $8,000 and $7,975 respectively; the Company's contribution to the Company's Restoration Plan, a non-qualified supplemental retirement plan, to Messrs. DeLuca, Mahoney, Pompe and Kirk as follows: $14,800, $5,680, $10,040 and $2,723 respectively; $3,500 and $10,000 for partial principal forgiveness on a relocation loan to purchase a residence for Messrs. DeLuca and Mahoney; $27,692 in accrued but unused paid time off for Mr. DeLuca; $93,951 and $35,157 in reimbursed relocation expenses for Messrs. DeLuca and Mahoney respectively; and $96,000 and $78,000 in relocation mobility allowances for Messrs. DeLuca and Mahoney respectively. For FY 1997, the amounts shown for Messrs. DeLuca, Mahoney, Pompe and Kirk represent $5,255, $4,860, $5,897 and $991 respectively, of life insurance premiums in excess of $50,000. In addition, the amounts shown include: the Company's contribution to the Company's Retirement Plan, a defined contribution plan, for the Company's fixed and 401(k) Company matching contributions for Messrs. DeLuca, Mahoney, Pompe and Kirk in the amounts of $4,500, $7,500, $7,500 and $7,361 respectively; the Company's contribution to the Company's Restoration Plan, a non-qualified supplemental retirement plan, to Messrs. DeLuca, Mahoney and Pompe as follows: $7,300, $4,700 and $4,873, respectively; $10,000 for partial principal forgiveness on a relocation loan to purchase a residence for Mr. Mahoney; $17,508 in accrued but unused paid time off for Mr. DeLuca; and $3,052 in reimbursed relocation expenses for Mr. DeLuca.

(6) Remuneration shown for Mr. Strawbridge for CY 1998 reflects "salary" and "bonus" for IT and OHM combined, and "All Other Compensation" for IT and OHM as set forth in footnote #4. Remuneration shown for Mr. Strawbridge for FY 1997 and 1996 reflects information published in OHM Corporation's shareholder meeting proxy materials for each of OHM's fiscal years 1997 and 1996, with the exception that $144,600 FY 1997 bonus is comprised of $119,000 reported in the OHM proxy as paid in 1997 plus a bonus of $25,600 earned in 1997 but paid by OHM in 1998, of which $25,000 was earned in 1996 but paid by OHM in 1997 and $94,000 which was earned and paid in 1997.

Stock Option Grants in the Last Fiscal Year

  The following table provides information related to grants of stock options to the Named Officers pursuant to the Company's Stock Incentive Plans during the nine month transition period commencing on March 28, 1998 and ended December 25, 1998. No stock appreciation rights ("SARs") were granted during the last fiscal year.

                                               Percent of
                                                 Total
                                                Options
                                    Number of  Granted to
                                    Securities Employees                                 Grant Date
                                    Underlying in Fiscal  Exercise Price                  Present
Name                     Grant Date Option (1)    Year    Per Share (2)  Expiration Date Value (3)
----                     ---------- ---------- ---------- -------------- --------------- ----------
DeLuca..................   5/26/98    25,000       7.5%      $10.1250        5/26/08      $152,000
                          11/17/98    18,782       5.7%      $ 9.4375       11/17/03        79,448
                                      ------                                              --------
                                      43,782      13.2%                                   $231,448
Pompe...................   5/26/98    15,000       4.5%      $10.1250        5/26/08      $ 91,200
                          11/17/98     3,286       1.0%      $ 9.4375       11/17/03        13,900
                                      ------                                              --------
                                      18,286       5.5%                                   $105,100
Mahoney.................   5/26/98     5,000       1.5%      $10.1250        5/26/08      $ 30,400
                          11/17/98     3,052       0.9%      $ 9.4375       11/17/03        12,910
                                      ------                                              --------
                                       8,052       2.4%                                   $ 43,310
Strawbridge.............   5/26/98    18,500       5.6%      $10.1250        5/26/08      $112,480
                          11/17/98     4,666       1.4%      $ 9.4375       11/17/03        19,737
                                      ------                                              --------
                                      23,166       7.0%                                   $132,217
Kirk....................   5/26/98     5,000       1.5%      $10.1250        5/26/08      $ 30,400

--------
(1) Options granted May 26, 1998 vest in 25% increments over four years beginning one year from the date of grant. Full vesting occurs on the fourth anniversary date and expires ten years after grant. Options become 100% vested and are exercisable for two years after retirement from the Company. Options granted November 17, 1998 vest 100% after four years and expire five years after grant. Vesting is accelerated if the Company's Common Stock price increases to certain predetermined levels. Options vested at retirement expire two years after retirement; options unvested at retirement are eligible to become vested for six months following retirement.

(2) The exercise price on options granted is the fair market value of the Common Stock on the date of grant.

(3) When calculating the present value of options granted in 1998, the Company used the Black-Sholes option pricing model to obtain a calculated present value with certain assumptions regarding volatility, risk free interest rate and when the shares would be exercised throughout the vesting period. In addition, the Company took a 3% discount for each year in the vesting period to account for the risk of forfeiture in the event that the executive terminates employment with the Company. The Black-Sholes present value for options granted May 26, 1998 is $6.08 with assumptions as follows: volatility of .445; risk free interest rate of 5.78%; and an assumption that shares would be exercised evenly throughout the four year vesting period. The Black-Sholes present value for options granted November 17, 1998 is $4.23 with assumptions as follows: volatility of .524; risk free interest rate of 4.76% and an assumption that options would be exercised four years after grant, since accelerated vesting is subject to the price of company Common Stock achieving certain price thresholds. The valuation is not intended to forecast possible future appreciation, if any, of the Common Stock. The real value of the option depends on the actual performance of the Company's Common Stock during the applicable period.

Aggregated Option Exercises During Last Fiscal Year and Option Values at End of Last Fiscal Year

  The following table provides information with respect to the exercise of stock options during the nine month transition period commencing on March 28, 1998 and ended December 25, 1998 by the Named Officers, and with respect to unexercised "in-the-money" stock options outstanding as of December 25, 1998. In-the-money stock options are options for which the exercise price is less than the market price of the underlying stock at the end of the fiscal year. No executive officer or any other employee of the Company held or exercised any SARs at any time during the nine months ended December 25, 1998.

                                                  Number of Securities
                                                 Underlying Unexercised        Value of Unexericsed
                                               Options at Fiscal Year End      In-The-Money Options
                          Shares                      (In shares)           at Fiscal Year End ($)(1)
                            On       Value    ---------------------------- ----------------------------
Name                     Exercise Realized($) Exercisable Unexercisable(2) Exercisable Unexercisable(2)
----                     -------- ----------- ----------- ---------------- ----------- ----------------
DeLuca..................     0       $0.00       31,334        66,031       $ 20,258       $120,192
Pompe...................     0       $0.00       17,355        32,598       $ 12,315       $ 58,620
Mahoney.................     0       $0.00       28,834        22,301       $ 12,227       $ 47,321
Strawbridge.............     0       $0.00      143,536        23,166       $734,107       $ 27,822
Kirk....................     0       $0.00        1,874         8,500       $  3,668       $ 16,313

--------
(1) Represents the difference between the $11.1875 closing market price of the Company's Common Stock at December 25, 1998, minus the exercise price of the options.

(2) Messrs. DeLuca, Mahoney and Pompe's options with respect to 2,500 shares, 2,000 shares and 2,000 shares, respectively, have vested as a result of the passage of time but may not be exercised unless the Company's stock price increases to certain predetermined levels. Because the condition has not been satisfied and the options therefore are not vested, such options are not included in this table or the "Beneficial Ownership of Shares" table in Item 12.

(3) Mr. Strawbridge's exercisable shares were originally issued by OHM and were converted to the Company's options equivalent in number of shares and exercise price. Mr. Strawbridge, as were all employees of OHM who held outstanding OHM stock options, was permitted to cash out the OHM options or convert the OHM options to the Company's options equivalent in number of shares and exercise price.

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is composed of four nonemployee directors. The Compensation Committee reviews management compensation levels and evaluates management performance and related matters. The Compensation Committee also administers the Company's various management incentive plans, including the 1996 Stock Incentive Plan. This report relates to the fiscal year that ended December 25, 1998.

  The Compensation Committee retains the services of nationally known independent consulting firms specializing in executive compensation to assist it in performing its functions. The Compensation Committee reviews surveys and other materials describing the compensation practices of companies from which the Company recruits and with which it competes for management talent, including (i) large engineering and construction companies, (ii) environmental services companies, including some that are and some that are not in the peer group index in the Five-Year Stock Price Performance Graph included in this Proxy Statement, and (iii) other companies in general industry of similar size. The Committee considers this information and other factors in its deliberations on management compensation.

Compensation Committee Interlocks and Insider Participation

  No member of the Compensation Committee is a former or current officer or associate of the Company or its subsidiaries and there are no Compensation Committee interlocks.

Compensation Program Objectives

  The compensation strategy and programs are designed to attract, retain, and motivate key management and to align the financial interests of the Company's executive officers with those of its stockholders.

  The compensation strategy is designed to align management and stockholder interests by placing a large percentage of an executive officer's total compensation "at risk" in the form of annual and long-term incentives, which at target levels, are generally intended to provide about 60% of total compensation. In addition, a substantial percentage of management's incentive compensation, both annual and long-term incentives, will be linked to the value of the Company's common stock. In this fiscal year, the Compensation Committee approved certain actions, including the adoption of the Executive Stock Ownership Program, to further reinforce the compensation strategy. This program requires that, within a three-year period, key executives acquire and hold a number of shares of the Company's stock equivalent to a multiple--which ranges from one-times for certain executives up to three-times for the Chief Executive Officer--of their base salary. This program, which includes a stock purchase, stock option and executive loan program, is intended to significantly increase the equity holdings of participating executives.

  The Company's Management Compensation Program is designed to provide:

  (i) Base salaries that are competitive with those of engineering and construction, environmental services, and general industry companies;

  (ii) Competitive total annual cash compensation, delivered through annual incentive compensation that varies in a consistent and predictable manner with the financial performance of the Company; and

  (iii) Long-term incentive compensation that focuses management on building stockholder value through the attainment of longer-term financial and strategic goals, and encourages management stock ownership.

  In the design and administration of the Management Compensation Program, the Company attempts to achieve an appropriate balance among various elements of compensation, each of which is discussed, as are Committee's actions, in greater detail below.

Base Salary

  As a guideline, the base salary for Company management is targeted at the fiftieth percentile level of comparable engineering and construction and environmental services companies and other companies of similar size in order to attract and retain key talent in this highly competitive industry. The Company's salary plan for executive officers is approved, on an annual basis, by the Compensation Committee and takes into account individual performance, the Company's overall financial performance, and competitive practice.

  No actions were taken during the fiscal year that ended December 25, 1998 with the exception of Mr. Strawbridge, whose base salary was increased by $5,000 to $265,000 per annum to reflect his new responsibilities and competitive practices following the merger with OHM Corporation. The Compensation Committee completed its annual review of officer pay levels and made salary adjustments in the prior fiscal period which ended in March 1998.

Total Annual Cash Compensation (base salary plus annual incentive)

  As a guideline, total annual cash compensation is set at between the fiftieth percentile and the upper quartile of comparable engineering and construction and environmental services and general industry companies when annual performance goals and targets are achieved. Upper-quartile cash compensation can be earned only if business results significantly exceed Company goals.

Annual Incentive Compensation

  The Management Incentive Plan (the "MIP") is designed to reward executive officers and other key employees, on an annual basis, for their contributions to the achievement of corporate and business unit goals and for individual performance. Each fiscal year each eligible participant has a target incentive award that generally is expressed as a percentage of the participant's base salary for that fiscal year. The aggregate target incentive awards of all participants cannot exceed the size of an incentive fund, the dollar amount of which is determined by the Compensation Committee. The incentive fund, approved by the Compensation Committee, is directly linked to the Company's annual budget goals, which are approved by the Board of Directors. If the Company's performance exceeds budget, the maximum incentive award payable to participants is in the range of 150% of the target incentive award. Company goals are expressed in terms of specific financial targets that are established as part of the annual budgeting process, which includes a review of the performance of a comparable group of engineering and construction, and environmental services companies.

  For the fiscal year that ended December 25, 1998, the target incentive awards adopted under the MIP were intended to provide an incentive to key management to continue to improve the financial performance of the Company. As performance measures, the Compensation Committee selected earnings before interest and taxes ("EBIT"), and collection of accounts receivable as measured by days' sales outstanding ("DSO"). Specific goals and financial targets associated with these measures were established for the annual performance period. Annualized target incentive awards ranged from 5% of salary for certain key employees to 55% of salary for the Chief Executive Officer. Incentive awards begin to be earned when the Company reaches a threshold level of EBIT. Any incentive award funds accrued are distributed at the end of the fiscal year, contingent on the performance goals.

  Financial goals and targets were achieved for the nine-month fiscal year that ended December 25, 1998. The distribution of incentive awards was determined for the nine-month period, by the Compensation Committee, on the basis of an assessment of Company and business unit performance, and of individual performance in relation to established objectives. The total incentive awards earned by the Named Officers under the MIP for the fiscal year that ended December 25, 1998 were as follows: Mr. DeLuca, $300,000; Mr. Kirk, $55,000; Mr. Mahoney, $66,812; Mr. Pompe, $110,000; and Mr. Strawbridge, $110,000.

  During the fiscal year that ended December 25, 1998, the Company approved the Executive Bonus Plan (the "EBP") in order to provide an additional incentive to certain key executives to improve its overall profitability and value on a sustainable long-term basis and to remain with the Company. The EBP provides for a cash bonus to be paid on the attainment of share price targets of $13.50, $16.50, and $25.00 for a period of 90 calendar days within a three-year period. In addition, a cash bonus will be paid annually to each key executive who remains with the Company for a three-year period. If the share price targets are achieved and the executive remains employed by the Company throughout the three-year period, then the annual bonus award would average about 15% of salary for certain executives and about 60% of salary for the Chief Executive Officer.

Total Direct Compensation (total annual cash compensation plus the annualized value of long-term incentives)

  As a guideline, total direct compensation for executive officers, through long-term incentive awards under the 1996 Stock Incentive Plan, is set at between the fiftieth percentile and the upper quartile of comparable engineering and construction, environmental services and general industry companies when the Company's long-term goals to increase stockholder value are achieved or exceeded.

Long-Term Incentive Compensation Program

  The 1996 Stock Incentive Plan authorizes the granting of various stock and cash-based incentive awards to officers and key employees of the Company and its subsidiaries. The 1996 Plan gives the Compensation Committee the flexibility to make longer-term incentive awards in a variety of forms to better align the long-term interests of the Company's management with those of its stockholders. The Compensation Committee granted nonqualified stock options (NQSOs) to officers in fiscal year that ended December 25, 1998 in two separate actions. One action was an annual grant under which option shares vest in equal installments over four years. The number of shares granted to the Named Officers were as follows: Mr. DeLuca, 25,000; Mr. Kirk, 5,000;
Mr. Mahoney, 5,000; Mr. Pompe, 15,000, and Mr. Strawbridge, 18,500. The other action was a special grant of NQSOs, in connection with the Executive Stock Ownership Program, that vest at the end of four years, but 50% of the shares will vest earlier if the Company's share price reaches $13.50 for 90 consecutive calendar days and the remaining 50% of the shares will vest if the Company's share price reaches $16.50 for a period of 90 consecutive calendar days. The number of shares granted to Named Officers under this program were as follows: Mr. DeLuca,18,782; Mr. Mahoney, 3,052; Mr. Pompe, 3,286, and Mr. Strawbridge, 4,666.

Compensation of Chief Executive Officer

  The Committee assessed the competitiveness of Mr. DeLuca's salary for the prior fiscal year using several compensation data sources. The Committee increased Mr. DeLuca's salary to $400,000 per annum; therefore no salary adjustment was made in the current fiscal year. Mr. DeLuca earned an incentive award of $300,000 under the Management Incentive Plan for the fiscal year that ended December 25, 1998, which reflected the achievement of the Company's EBIT and other financial goals and Mr. DeLuca's individual performance in relation to preestablished objectives. Mr. DeLuca was granted a contingent bonus under the Executive Bonus Plan that is composed of two components: a bonus in the amount of $516,505 that will be earned in certain increments if the Company's share price reaches $13.50, $16.50 and $25.00 for a period of 90 calendar days within three years from the date of the award; and a bonus in the amount of $187,914 a third of which will be earned each year that Mr. DeLuca remains with the Company for the next three years. The Committee granted 25,000 NQSOs to Mr. DeLuca in fiscal year that ended December 25, 1998 as part of an annual grant to officers. In addition, Mr. DeLuca received a grant of 18,782 of NQSOs in connection with the Executive Stock Ownership Program. The shares vest at the end of four years, but 50% of the shares will vest earlier if the Company's share price reaches $13.50 for 90 consecutive calendar days and the remaining 50% of the shares will vest if the Company's share price reaches $16.50 for a period of 90 consecutive calendar days.

Section 162(m) of the Internal Revenue Code

  As of January 1, 1994, the Internal Revenue Code of 1986 (the "Code") was amended to eliminate the deductibility of certain compensation in excess of $1 million. Compensation awarded under a "performance-based" compensation program that was approved by stockholders is exempted from the deduction limitation. The Compensation Committee considered the effect of
Section 162(m) of the Code on the Company's compensation programs when it adopted the 1996 Stock Incentive Plan, which qualified as a "performance-based" compensation program under the Code. The Company intends to adopt "performance-based" compensation programs in the future as may be required. However, the Compensation Committee believes that its primary responsibility is to provide compensation programs that attract, retain, and reward executive talent in a manner that is in the best interests of both the Company and its stockholders. Accordingly, the Compensation Committee will consider tax-deductibility, but will not necessarily be limited by this consideration as it determines the Company's executive compensation strategy.

                                          THE COMPENSATION COMMITTEE
                                          Philip B. Dolan, Chairman
                                          Daniel A. D'Aniello
                                          Charles W. Schmidt
                                          James David Watkins

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph sets forth the Company's cumulative total stockholder return on its Common Stock compared to the S&P 500 Index and a peer group of companies selected by the Company consisting of companies engaged in the environmental services industry at the end of each fiscal year. The companies in the peer group are: Dames & Moore Group, EMCON, Harding Lawson Associates GP, Inc., ICF Kaiser International, Inc., Sevenson Environmental Services, Inc., TRC Companies, Inc., and Roy F. Weston, Inc. (the "Peer Group"). The Company believes that the Peer Group it has selected represents a group of reasonably comparable companies engaged in the environmental services industry.


                         [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
           AMONG IT GROUP, INDUSTRY GROUP INDEX AND S&P 500 INDEX
                 --------  --------------           -------



Measurement period                      INDUSTRY        S&P 500
(Fiscal year Covered)   IT GROUP        GROUP INDEX     INDEX
---------------------   ---------       -----------     ---------
Measurement PT -
 3/31/94                $ 100           $ 100           $ 100

FYE  3/31/95            $  79           $  73           $ 116
FYE  3/29/96            $  83           $  66           $ 153
FYE  3/27/97            $  57           $  65           $ 188
FYE  3/27/98            $  83           $  72           $ 271
FYE 12/24/98            $  93           $  60           $ 307

  Assumes $100 invested on March 31, 1994 in the Company's Common Stock, the S&P 500 Index, and the Peer Group, and assumes the reinvestment of all dividends.

  THIS GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

  THE FOREGOING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                             CERTAIN TRANSACTIONS

  Employment Agreements. The Company and each of Anthony J. DeLuca, James R.Mahoney and Raymond J. Pompe have entered into employment agreements with terms through November 1999. The employment agreements provide for initial base salaries at the rates in effect at the time of the closing of the Investment, subject to annual upward adjustment at the discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee"). Salaries are subject to reduction only in connection with action taken by the Board of Directors for all management employees. Each of the employment agreements provides for a short-term incentive compensation plan to be administered by the Compensation Committee. The target short-term incentive compensation level is 40%, and the maximum level is 60%, of base salary, except in the case of Mr. DeLuca, for whom the target level is 50%, and the maximum level is 75%, of base salary. The Company also is required to maintain long-term incentive plans to be administered by the Compensation Committee, which will make awards, primarily of stock options, based on appropriate performance criteria. The annual awards are at the discretion of the Compensation Committee and will generally target long-term incentive opportunities.

  The agreements provide for severance payments under certain circumstances. Under the agreements, the Company will have "good reason" to terminate Messrs. DeLuca, Mahoney or Pompe because of the Company's performance if such persons fail to meet certain management forecasts for two consecutive fiscal years. If the executive is terminated because of the Company's performance (under the circumstances permitted in the agreements) within 24 months after a change in control, is terminated without reason, or resigns for cause, he is entitled to receive his base salary as adjusted from time to time (presently $400,000 in the case of Mr. DeLuca, $260,000 in the case of Mr. Mahoney and $280,000 in the case of Mr. Pompe) for 12 months following the termination (24 months in the case of Mr. DeLuca), or, if he is terminated because of the Company's performance (under the circumstances permitted in the agreements) but not within 24 months after a change in control, he is entitled to receive his base salary for six months following the termination (12 months in the case of Mr. DeLuca). In addition, under certain circumstances, the executive's short-term incentive compensation will be paid on a pro-rated basis, and he will be entitled to Company employee benefits for a specified period.

  The Company has provided loans to Messrs. DeLuca, Mahoney and Pompe to allow them to make substantial purchases of the Company's Common Stock in the open market. The agreements each required that within three months of the closing of the Investment, Mr. DeLuca purchase between $100,000 and $125,000 worth of Common Stock and Messrs. Mahoney and Pompe each purchase between $75,000 and $100,000 worth of Common Stock. All of the executives have purchased the required amounts of Common Stock, and Messrs. DeLuca, Mahoney, and Pompe have received loans in the principal amounts of $125,000, $100,000, and $100,000, respectively, to purchase the stock. In connection with the short-term compensation plan described above, the Company may provide for forgiveness of a certain portion of the loan principal and interest if previously agreed to targets are met or exceeded. The loans bear interest at the rate of 8.25% per year and are repayable at upon the earlier of the executive's termination of employment or November 19, 1999. The employment agreements also provide for reimbursement for business expenses and vacation and other benefits consistent with existing Company policies and practices.

  Additionally, as part of their employment agreements, each of Messrs. DeLuca, Mahoney and Pompe are bound by non-compete provisions with the Company if they terminate their employment by resignation.

  The Company has also agreed to enter into employment agreements with David
L. Backus and Philip O. Strawbridge with terms similar to those of the employment agreements for Messrs. Mahoney and Pompe. The Company has also agreed to enter into severance agreements with certain other key executives of the Company. Such agreements generally will provide for the payment of 12 months of base salary in the event the executive is involuntarily terminated for other than cause.

  Mr. Strawbridge, as well as other senior executives at OHM, entered into employment agreements with OHM prior to the execution of the Merger Agreement, and the tender offer for OHM resulted in a change in control of OHM for purposes of those employment agreements. As a result of the change in control, under his employment agreement, Mr. Strawbridge was entitled to continue his employment with OHM in his position at the time of the tender offer for a period of approximately three years following the date of the change in control. During his term of employment, Mr. Strawbridge would have been entitled to receive a base salary and to continue to participate in incentive and employee benefit plans at levels no less favorable to him than existed prior to the change in control. In the event of a termination by OHM or by Mr. Strawbridge of his employment during the employment term under circumstances amounting to good reason under his employment agreement, Mr. Strawbridge would have been entitled to receive a lump sum payment, subject to an overall limitation to assure that payments will not constitute "excess parachute payments" under federal income tax law. Mr. Strawbridge has agreed to remain employed but the Company has agreed to pay to Mr. Strawbridge the amount he would have received under his employment agreement if his employment had been terminated, and pursuant to that agreement Mr. Strawbridge has received $1,400,000.

  Backus Arrangements. David L. Backus, a Senior Vice President, has agreed to be employed by the Company following the acquisition of GTI. While employed at GTI, Mr. Backus was on loan from his previous employer. The Company paid Mr. Backus $200,000 as full consideration for the value of foregone benefits and compensation that he would have been entitled to if he had returned to his previous employer.

  Coffman Agreement. In connection with his resignation from the Company, Franklin E. Coffman, a Senior Vice President, entered into an agreement dated as of April 17, 1998 superseding his employment agreement. See "Certain Transactions--Employment Agreements." Pursuant to that agreement Mr. Coffman resigned as an officer of the Company and received a one-time payment of $275,000, less payroll deductibles representing one year's salary and the cash value of certain benefits. Mr. Coffman's eligibility to participate in Company benefits ceased as of the date of the agreement. The Company and Mr. Coffman also agreed that he would have the right to exercise vested options during a two year period after the agreement and that all unvested options will expire on the earlier of their scheduled expiration or April 7, 2000. The Company also agreed to lift vesting restrictions on 8,971 shares of previously awarded restricted stock. The terms of the agreement were consistent with terms that he would have received if he had retired from the Company.

  Retention of Eckert Seamans Cherin & Mellott. The Company has retained the law firm of Eckert Seamans Cherin & Mellott, to which Robert F. Pugliese, a director of the Company, is Special Counsel, to perform certain limited services in connection with the Company's credit agreement and the merger of OHM Corporation.

  Relocation Loans. In certain circumstances, the Company has granted and may in the future grant interest-free loans to executive officers, officers and certain other employees principally for real estate purchases in connection with company-initiated transfers to a new location. All loans are approved by the Compensation Committee and are to be secured by the principal residence of the individual. Mr. James R. Mahoney, Senior Vice President, entered into a relocation loan arrangement with the Company with an original principal amount of $200,000 and secured by a deed of trust on his personal residence in California. The loan was interest free so long as Mr. Mahoney remained an employee. Beginning December 31, 1991 and on each December 31st thereafter until the due date of the loan, 5% of the original principal amount (to a maximum of 50% of the original principal amount) was forgiven by the Company. Additionally, Mr. Mahoney agreed to repay the remaining 50% of the original principal amount in installments related to the issuance of awards under the Company's incentive compensation plan. In April 1997, $122,451 remained outstanding on this loan. In May 1998, Mr. Mahoney repaid in full the $102,451 then remaining outstanding on his loan in connection with the sale of his California residence.

  In connection with the relocation and consolidation of the Company's corporate headquarters from Torrance, California to Pittsburgh, Pennsylvania in June 1997, and other relocations occurring at approximately the same time, the Company offered relocation assistance to a limited number of officers and key employees. Relocation assistance packages offered to these individuals involve three elements: 1) reimbursement of out-of-pocket relocation expenses, including travel, real estate brokerage commissions (up to a 6% maximum), and loan origination fees (up to a maximum of two points), 2) a loan to be used for the purchase of a new residence, and 3) a mobility allowance of between 15% and 30% of salary (Mr. Mahoney received an allowance of 30% of salary in connection with his relocation and Mr. DeLuca received a 30% allowance in connection with his relocation). Amounts paid to reimburse out-of-pocket expenses were "grossed-up" for tax purposes. The loans to relocating associates have ten year terms, are to be secured by the residence purchased, and do not bear interest as long as the associate stays with the Company. Five percent of the loan principal is required to be repaid annually by the associate and 5% will be forgiven annually by the Company for each year the associate remains with the Company. The loans are also due upon the sale of the residence purchased. Mr. DeLuca and Mr. Mahoney each were offered and accepted relocation loans on such terms in the original principal amounts of up to $100,000. Mr. DeLuca accepted a loan of $70,000 in May 1997 and the balance of $30,000 in August 1998. During the fiscal year ended December 25, 1998, (i) Mr. DeLuca repaid $3,500 of the loan, and (ii) the maximum amount owed by Mr. DeLuca to the Company under the loan was $91,500. As of March 5, 1999, the principal amount outstanding for Mr. DeLuca's loan was $86,500. Mr. Mahoney accepted a loan of $100,000 in April 1998. During the fiscal year ended December 25, 1998, the maximum amount owed by Mr. Mahoney to the Company under the loan was $100,000. As of March 5, 1999, the principal amount outstanding for Mr. Mahoney's loan was $90,000. Total relocation costs for all relocating employees was approximately $953,000.

  Executive Stock Ownership. The Company has adopted an Executive Stock Ownership Program which requires that within three years certain key executives own an amount of the Company's Common Stock equal to a multiple of their salary ranging from one times salary for vice presidents to three times salary for Mr. DeLuca. To assist these executives in meeting the ownership guidelines, the Company has provided loans to Messrs. DeLuca, Mahoney, Pompe, and Strawbridge in the amounts of $939,100, $152,600, $164,300 and $233,300 respectively, to purchase the Company's Common Stock. The Company also provided similar loans totaling $510,700 to four other key executives. All of the executives used the loans solely to purchase the Company's Common Stock at current market prices. The loans bear interest at the rate of 4.46% per year and are repayable upon the earlier of the executives' termination of employment or November 23, 2001. It is expected that the executives will be able to repay the loans from incentive compensation payments earned throughout the three-year loan period.

  Carlyle Financial Advisory Fees. In connection with the Investment, the Company agreed to pay Carlyle (i) an annual financial advisory fee of $100,000, payable quarterly; and (ii) investment banking fees (equal to 1% of transaction value) and reimbursement of reasonable out-of-pocket expenses for investment banking services rendered to the Company. The Company has paid $2,500,000 in investment banking fees to Carlyle (and reimburse reasonable out-of-pocket expenses) for services rendered in connection with the Merger transactions, which is less than the 1% fee to which Carlyle would otherwise have been entitled pursuant to the terms of its existing agreement with the Company.

  Indemnification. The General Corporation Law of the State of Delaware, the state of incorporation of the Company, and the Bylaws of the Company provide for indemnification of directors and officers. Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if, in cases other than actions brought by or in the right of the corporation, he or she has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation (and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful). Section 145 provides that no indemnification for any claim or matter may be made, in the case of an action brought by or in the right of the corporation, if the person has been adjudged to be liable, unless the Court of Chancery or other court determines that indemnity is fair and reasonable despite the adjudication of liability. Indemnification is mandatory in the case of a director, officer, employee or agent who has been successful on the merits, or otherwise, in defense of a suit against him or her. The determination of whether a director, officer, employee or agent should be indemnified must be made by a majority of disinterested directors, independent legal counsel or the stockholders.

  Directors and officers of the Company are covered under policies of directors' and officers' liability insurance. The directors and all officers serving the Company as Senior Vice President or in a higher position and certain other officers are parties to Indemnity Agreements (the Indemnity Agreements). The Indemnity

Agreements provide indemnification for the directors and covered officers in the event the directors' and officers' liability insurance does not cover a particular claim for indemnification or if such a claim or claims exceed the limits of such coverage. The Indemnity Agreements are generally intended to provide indemnification for any amounts a director or covered officer is legally obligated to pay because of claims arising out of the director's or officer's service to the Company.

  Additionally, the Company's Certificate of Incorporation provides that its directors are not to be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by law. This provision is intended to allow the Company's directors the benefit of the Delaware General Corporation Law which provides that directors of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duty of care, except under certain circumstances, including breach of the director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived an improper personal benefit.

  The Investment agreements also contain additional provisions for the indemnification of Company directors and officers in certain circumstances. The Investment Agreement provides that the Company will indemnify, defend and hold harmless Carlyle, and its affiliates, directors, officers, advisors, employees and agents to the fullest extent lawful from and against all demands, losses, damages, penalties, claims, liabilities, obligations, actions, causes of action and reasonable expenses (Losses) arising out of the Investment Agreement or the related transactions or arising by reason of or resulting from the breach of any representation, warranty, covenant or agreement of the Company contained in the Investment Agreement for the period for which such representation or warranty survives; provided, however, that the Company shall not have any liability to indemnify Carlyle with respect to Losses arising from the bad faith or gross negligence of the Carlyle indemnified party.

  The Investment agreements also provide that Carlyle will indemnify, defend and hold harmless the Company, its affiliates, directors, officers, advisors, employees and agents from and against all Losses arising out of the breach of any representation, warranty, covenant or agreement of Carlyle contained in the Investment Agreement for the period for which such representation or warranty survives; provided, however, that Carlyle shall not have any liability to indemnify the Company with respect to Losses arising from the bad faith or gross negligence of the Company indemnified party.

  The Investment agreements provide that no claim may be made against an indemnifying party for indemnification until the aggregate dollar amount of all Losses exceeds $1,500,000 and the indemnification obligations of the respective parties shall be effective only until the dollar amount paid in respect of the Losses indemnified against aggregates to an amount equal to $45,000,000.

  Further, pursuant to the Merger Agreement with OHM, the Company will, from and after the effective time of the OHM Merger, indemnify and hold harmless, to the fullest extent permitted under applicable law (and the Company will also advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director and officer of OHM and its subsidiaries against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the OHM Merger, including the transactions contemplated by the OHM Merger Agreement, which is based or arises out of the fact that such person is or was a director or officer of OHM or any of its subsidiaries. In addition, for not less than six years after the effective time, the Company and OHM will maintain OHM's and its subsidiaries' existing directors' and officers' liability insurance ("D&O Insurance"), subject to certain maximum premium payments, provided that the Company may substitute therefor policies having at least the same coverage and containing terms which are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance with respect to matters existing or occurring at or prior to the effective time or may purchase a six-year extended reporting endorsement under OHM's existing D&O Insurance.

  The Company has substantially similar indemnification obligations with respect to persons who are or were directors, officers, employees or agents of GTI before or after the effective time of the merger with GTI, pursuant to the agreement for the acquisition of GTI.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires directors, certain officers of the Company and persons holding more than 10% of the Company's Common Stock to file reports concerning their ownership of Common Stock by dates established under the Exchange Act and also requires that the Company disclose any noncompliance with those requirements during the year ended December 25, 1998. Based solely upon a review of reports delivered to the Company, the Company believes all Section 16(a) filing requirements were satisfied.

                              INDEPENDENT AUDITOR

  Ernst & Young LLP was the Company's independent auditor for the year ended December 25, 1998 and has been selected as the auditor for the current fiscal year, as recommended by the Audit Committee. A representative of that firm is expected to be at the Annual Meeting and will have an opportunity to make a statement, if desired. The representative will also be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

  The Company expects to hold its next annual meeting of stockholders in June 2000. Any eligible stockholder (as defined below) of the Company wishing to have a proposal considered for inclusion in the Company's proxy solicitation materials for the annual meeting in the year 2000 under Exchange Act Rule 14a-8 must set forth such proposal in writing and file it with the Secretary of the Company a reasonable time in advance of the date of mailing the Company's proxy statement. The Company will consider any proposal filed on or before January 20, 2000 to be in compliance with such requirement. The Board of Directors of the Company will review any proposals from eligible stockholders which it receives by that date and, with advice of counsel, will determine whether any such proposal will be included in its 2000 proxy solicitation materials under applicable SEC proxy rules. An eligible stockholder is one who is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted at that annual meeting and has held such securities for at least one year and who shall continue to own such securities through the date on which the annual meeting is held. In addition, under the Company's bylaws, a stockholder who wishes to propose business for consideration at the annual meeting in the year 2000 or to nominate persons for election to the Board of Directors must deliver to the Company the information specified in the Company's Bylaws regarding such proposal or nomination not later than the "Advance Notice Deadline Date." For this purpose, the Advance Notice Deadline Date is the date that is 60 days in advance of the date of the annual meeting in the year 2000 or, if later, the fifteenth day following the date the Company first announces the date for the annual meeting in the year 2000. Under Exchange Act Rule 14a-4, as recently amended, the Company also may exercise discretionary voting authority under proxies it solicits to vote on a proposal made by a stockholder that the stockholder does not seek to include in the Company's proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal before the Advance Notice Deadline Date.

                                 ANNUAL REPORT

  The Company's Annual Report to Stockholders for the transition period ended December 25, 1998 (the "Annual Report" or the "1998 Annual Report") is being mailed to stockholders together with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, and such information is incorporated in this Proxy Statement by reference and is part of the proxy soliciting material.

                            FORM 10-K ANNUAL REPORT

  The Company will provide to any stockholder, without charge, a copy of its Report on Form 10-K (as amended) for the transition period ended December 25, 1998, including financial statements, filed with the SEC, upon the request of any such stockholder. Requests should be directed to The IT Group, Inc.,
Attention: Investor Relations, 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792, 412-372-7701.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company hereby incorporates by reference in this Proxy Statement its Report on Form 10-K for the transition period ended December 25, 1998, as amended through Amendment No. 1 on Form 10-K/A dated April 26, 1999, and the Quarterly Report on Form 10-Q for the quarter ended March 26, 1999.

                           GENERAL AND OTHER MATTERS

  The Company will bear the cost of this solicitation of proxies, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners. The Company has engaged MacKenzie Partners, Inc. ("MacKenzie") to assist in the solicitation of proxies, for which MacKenzie will be paid a management fee of $5,000 plus out-of-pocket expenses.

  As of the date of this Proxy Statement, there are no other matters to be brought before the Annual Meeting. Pursuant to the Company's Bylaws, in order to present business at the Annual Meeting other than that proposed by the Board, a stockholder must give written notice to the Secretary of the Company not later than sixty days in advance of the Annual Meeting or, if later, the fifteenth day following the first public disclosure of the date of the Annual Meeting. Any such notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business; (iii) the class, series and number of shares of the Company that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. In addition, a stockholder making any such proposal must promptly provide any information reasonably requested by the Company. Should any other matters come before the Annual Meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

                                          By Order of the Board of Directors,

                                          /s/ James G. Kirk

                                          James G. Kirk
                                          Secretary

May 20, 1999
Monroeville, Pennsylvania

1970-PS-99

                              The IT GROUP, INC.
                        ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 9, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


          The undersigned constitues and appoints ANTHONY J. DELUCA and JAMES G. KIRK and each of them, attorneys-in-fact and proxies of the undersigned, to represent the undersigned and to vote all shares of Common Stock, $0.01 par
P    value, of the IT Group, Inc. (the "Company") which the undersigned would be
R    entitled to vote if personally present at the Annual Meeting of
O    Stockholders of the Company (the "1999 Annual Meeting") to be held at 9:00
X    a.m. Eastern Time, on Wednesday, June 9, 1999, at The IT Group, Inc.,
Y located at 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792, and at any adjournment or postponement thereof. All proxies shall be voted as directed, or, if no direction is given, for the nominees named on the reverse side.


                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                ---------------
                                                                  SEE REVERSE
                                                                     SIDE
                                                                ---------------

[X] Please mark votes as in this example.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
IT GROUP, INC.

1.  ELECTION OF DIRECTORS:                                      2.  In the discretion of the proxyholders with respect to any
Nominees:  Anthony J. DeLuca, Francis J. Harvey, James C.           other matter that may properly come before the 1999
           McGill, Richard W. Pogue, and Charles W.                 Annual Meeting and at any adjournment or postponement
           Schmidt                                                  thereof. The Board of Directors is not aware of any other
                                                                    matters that will be presented at the meeting.

           FOR                 WITHHELD

           [_]                   [_]                                MARK HERE FOR
                                                                    ADDRESS CHANGE
                                                                    AND NOTE AT LEFT      [_]

[_] _________________________________________                       Please date and sign exactly as your name or names appear
    For all nominees except as noted above                          hereon. If more than one owner, all should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full
                                                                    title when signing.


Signature: ________________________     Date: _______________       Signatue: ________________________     Date: ______________